Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS SECOND QUARTER ENDED JUNE 30, 2016

Company to Host Quarterly Conference Call at 9:00 A.M. on August 3, 2016

St. Petersburg, FL - August 2, 2016: United Insurance Holdings Corp. (NASDAQ: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the second quarter ended June 30, 2016.

($ in thousands, except per share and ratios)	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2016	2015	Change		2016	2015	Change
Gross premiums written	$210,756	$162,582	29.6%		$346,712	$269,198	28.8%
Gross premiums earned	$164,585	$120,982	36.0%		$311,087	$236,164	31.7%
Ceded premiums earned	$(50,406)	$(40,530)	24.4%		$(95,538)	$(77,664)	23.0%
Net premiums earned	$114,179	$80,452	41.9%		$215,549	$158,500	36.0%
Total revenues	$120,921	$85,340	41.7%		$228,482	$167,736	36.2%
Earnings before income tax	$15,210	$8,187	85.8%		$19,540	$8,525	129.2%
Net income	$9,841	$5,275	86.6%		$12,792	$5,473	133.7%
Net income per diluted share	$0.45	$0.25	80.0%		$0.59	$0.26	126.9%
Book value per share					$11.97	$10.19	17.5%
Return on average equity, ttm					14.5%	12.6%	1.9	pts
Loss ratio, net[1]	54.8%	55.5%	(0.7	) pts	58.9%	60.9%	(2.0	) pts
Expense ratio, net[2]	37.7%	40.4%	(2.7	) pts	38.0%	39.5%	(1.5	) pts
Combined ratio (CR)[3]	92.5%	95.9%	(3.4	) pts	96.9%	100.4%	(3.5	) pts
Effect of current year catastrophe losses on CR	3.3%	8.1%	(4.8	) pts	8.7%	13.7%	(5.0	) pts
Effect of prior year (favorable) development on CR	0.4%	(1.6)%	2.0	pts	1.7%	(0.2)%	1.9	pts
Underlying combined ratio[4]	88.8%	89.4%	(0.6	) pts	86.5%	86.9%	(0.4	) pts

1 Loss ratio, net is calculated as losses and loss adjustment expenses (LAE) relative to net premiums earned.
2 Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
3 Combined ratio is the sum of the loss ratio, net and expense ratio, net.
4 Underlying combined ratio, a measure that is not based on U.S. generally accepted accounting principles (GAAP), is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

"Q2 was a quarter of terrific achievement for UPC Insurance," said John Forney, the Company's President and Chief Executive Officer. "During the quarter, we closed the purchase of Interboro Insurance Company, which brought us a new group of talented associates as well as a foothold in New York, which will be an important state for us. We also placed our hurricane reinsurance program, which provides us nearly $1.5 billion in coverage and included our first-ever capital markets placement. The quarter also saw continued sales momentum - the three months of Q2 were the first, second, and third largest new business production months in the company’s history. At the end of the quarter, we had over 400,000 policies in force, representing just under $700 million in annual premium.  Over half of our pol icies and premium are now outside Florida.  During the quarter, we experienced a very high level of weather-related losses, both catastrophe and non-catastrophe, but despite these headwinds we were able to produce solid profits and maintain a strong return on equity. As always, I’m grateful for the daily commitment to excellence shown by the many dedicated associates at UPC Insurance, and excited at the prospects that lay ahead for our company."

Quarterly Financial Results

Net income for the second quarter of 2016 was $9.8 million, or $0.45 per diluted share, compared to $5.3 million, or $0.25 per diluted share for the second quarter of 2015. The increase in net income was primarily due to increases in gross premiums earned for the second quarter of 2016 compared to the second quarter of 2015, combined with a lower ceding ratio and improved expense ratio.

The Company's total gross written premium increased by $48.2 million, or 29.6%, to $210.8 million for the second quarter of 2016 from $162.6 million for the second quarter of 2015, primarily due to the strong organic growth in new and renewal business generated outside of Florida. The breakdown of the quarter-over-quarter changes in both direct written and assumed premiums by region is shown in the table below.

($ in thousands)	Three Months Ended June 30,
Direct Written and Assumed Premium By Region (1)	2016	2015	Change	Growth %

Florida	$110,381	$103,309	$7,072	6.8%
Gulf	42,991	22,478	20,513	91.3
Northeast	32,103	18,955	13,148	69.4
Southeast	24,240	18,084	6,156	34.0
Total direct written premium by region	209,715	162,826	46,889	28.8
Assumed premium (2)	1,041	(244)	1,285	526.6
Total gross written premium	$210,756	$162,582	$48,174	29.6%
1 Each region is comprised of the following states: Gulf includes Hawaii, Louisiana and Texas, Northeast includes Connecticut, Massachusetts, New Jersey, New York and Rhode Island, and Southeast includes Georgia, North Carolina and South Carolina.
2 Assumed premiums written includes $1.6 million of homeowners premium assumed from Maidstone Insurance Company in conjunction with the Interboro Insurance Company acquisition. All remaining assumed premiums are written in Florida due to policy assumptions from Citizens Property Insurance Corporation.

Loss and LAE increased $18.0 million, or 40.3%, to $62.6 million for the second quarter of 2016 from $44.6 million for the second quarter of 2015. Loss and LAE expense as a percentage of net earned premiums decreased 0.7 points resulting in a net loss ratio of 54.8% for the quarter, compared to a net loss ratio of 55.5% for the same period last year. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the quarter was 35.5%, an increase of 3.0 points from 32.5% during the second quarter of 2015 due primarily to an increase in weather related frequency. Retained catastrophe losses of $3.7 million during the second quarter of 2016 included losses from Tropical Storm Colin and certain other losses not covered by the Company's catastrophe aggregate reinsurance program.

Policy acquisition costs increased $4.5 million, or 21.3%, to $25.7 million for the second quarter of 2016 from $21.2 million for the second quarter of 2015. These costs vary directly with changes in gross premiums earned and were generally consistent with the Company's growth in premium production and higher average market commission rates outside of Florida.

Operating expenses increased by $1.0 million, or 20.9% for the second quarter of 2016 to $5.8 million from $4.8 million for the second quarter of 2015, primarily due to increased investments in information technology systems and equipment.

General and administrative expenses increased $5.0 million, or 76.6% for the second quarter of 2016 to $11.5 million from $6.5 million for the second quarter of 2015, primarily due to increases in personnel costs related to the Company's continued growth and higher depreciation and amortization costs resulting from the acquisition of Interboro Insurance Company during the second quarter of 2016.

Combined Ratio Analysis

The calculation of the Company's underlying loss and combined ratios is shown below.

($ in thousands except ratios)	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2016	2015	Change		2016	2015	Change
Loss and LAE	$62,611	$44,627	$17,984		$126,869	$96,598	$30,271
% of Gross earned premiums	38.0%	36.9%	1.1	pts	40.8%	40.9%	(0.1	) pts
% of Net earned premiums	54.8%	55.5%	(0.7	) pts	58.9%	60.9%	(2.0	) pts
Less:
Current year catastrophe losses	$3,720	$6,518	$(2,798)		$18,776	21,777	$(3,001)
Prior year reserve (favorable) development	490	(1,251)	1,741		3,676	(306)	3,982
Underlying Loss and LAE*	$58,401	$39,360	$19,041		$104,417	$75,127	$29,290
% of Gross earned premiums	35.5%	32.5%	3.0	pts	33.6%	31.8%	1.8	pts
% of Net earned premiums	51.1%	49.0%	2.1	pts	48.5%	47.4%	1.1	pts
Policy acquisition costs	$25,721	$21,198	$4,523		$52,753	$40,384	$12,369
Operating and underwriting	5,814	4,809	1,005		9,768	8,350	1,418
General and administrative	11,497	6,512	4,985		19,430	13,913	5,517
Total Operating Expenses	$43,032	$32,519	$10,513		$81,951	$62,647	$19,304
% of Gross earned premiums	26.1%	26.9%	(0.8	) pts	26.3%	26.5%	(0.2	) pts
% of Net earned premiums	37.7%	40.4%	(2.7	) pts	38.0%	39.5%	(1.5	) pts
Combined Ratio - as % of gross earned premiums	64.1%	63.8%	0.3	pts	67.1%	67.4%	(0.3	) pts
Underlying Combined Ratio - as % of gross earned premiums	61.6%	59.4%	2.2	pts	59.9%	58.3%	1.6	pts
Combined Ratio - as % of net earned premiums	92.5%	95.9%	(3.4	) pts	96.9%	100.4%	(3.5	) pts
Underlying Combined Ratio - as % of net earned premiums	88.8%	89.4%	(0.6	) pts	86.5%	86.9%	(0.4	) pts
* Underlying Loss and LAE is a non-GAAP financial measure and is reconciled above to Net Loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

Reinsurance Costs as a % of Earned Premium

Excluding the Company's flood business, for which it cedes 100% of the risk of loss, reinsurance costs in the second quarter of 2016 were 27.8% of gross premiums earned compared to 30.4% of gross premiums earned for the second quarter of 2015. Reinsurance costs for the six months ended June 30, 2016 were 27.9% of gross premiums earned compared to 29.7% for the same period last year.

Investment Portfolio Highlights

UPC Insurance's cash and investment holdings totaled $635.4 million at June 30, 2016 compared to $537.5 million at December 31, 2015. UPC Insurance's cash and investment holdings consist of investments in U.S. Government and agency securities, corporate debt and 100% investment grade money market instruments. Fixed maturities represented approximately 93.3% of total investments at June 30, 2016 with a modified duration of 3.8 years compared to 87.6% at December 31, 2015 and a modified duration of 3.9 years.

Book Value Analysis

Book value per share increased 7.7% from $11.11 at December 31, 2015, to $11.97 at June 30, 2016 and underlying book value per share increased 4.3% from $11.04 at December 31, 2015 to $11.51 at June 30, 2016. The increase in the Company's book value per share and underlying book value per share was driven primarily by retained earnings during 2016. The Company's underlying book value per share growth was impacted by the increase in accumulated other comprehensive income as shown in the table below.

($ in thousands, except for per share data)	June 30,	December 31,
	2016	2015
Book Value per Common Share
Numerator:
Common shareholders' equity	$259,156	$239,211
Denominator:
Total Shares Outstanding	21,642,514	21,524,348
Book Value Per Common Share	$11.97	$11.11

Book Value per Common Share, Excluding the Impact of Accumulated Other Comprehensive Income
Numerator:
Common shareholders' equity	$259,156	$239,211
Accumulated other comprehensive income	9,974	1,620
Shareholders' Equity, excluding AOCI	$249,182	$237,591
Denominator:
Total Shares Outstanding	21,642,514	21,524,348
Underlying Book Value Per Common Share*	$11.51	$11.04
* Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

Definitions of Non-GAAP Measures

We believe that investors' understanding of UPC Insurance's performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Combined ratio excluding the effects of current year catastrophe losses and reserve development (underlying combined ratio) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of current year catastrophe losses on the combined ratio and prior year development on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by current year catastrophe losses, losses from lines in run-off and prior year development. Current year catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance. The most direct comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of our business.

Net Loss and LAE excluding the effects of current year catastrophe losses and reserve development (underlying Loss and LAE) is a non-GAAP measure which is computed as the difference between loss and LAE, current year catastrophe losses and prior year reserve development. We use underlying loss and LAE figures to analyze our loss trends that may be impacted by current year catastrophe losses and prior year development on our reserves. As discussed previously, these three items can have a significant impact on our loss trend in a given period. The most direct comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net losses and LAE and does not reflect the overall profitability of our business.

Consolidated net loss ratio excluding the effects of current year catastrophe losses, reserve development (underlying loss ratio) is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the consolidated net loss ratio, the effect of current year catastrophe losses on the loss ratio, and the effect of prior year development on the loss ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our consolidated net loss ratio that may be obscured by current year catastrophe losses and prior year development. As discussed previously, these two items can have a significant impact on our consolidated net loss ratio in a given period. The most direct comparable GAAP ratio is our net consolidated Loss and LAE ratio. The underlying loss ratio should not be considered as a substitute for net consolidated loss ratio and does not reflect the overall profitability of our business.

Book value per common share, excluding the impact of accumulated other comprehensive income, is a ratio that uses a non-GAAP measure. It is calculated by dividing common shareholders' equity after excluding accumulated other comprehensive income by total common shares outstanding plus dilutive potential common shares outstanding. We use the trend in book value per common share, excluding the impact of accumulated other comprehensive income, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. We believe the non-GAAP ratio is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic and financial factors which are not influenced by management. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of our business.

Conference Call Details

Date and Time:    August 3, 2016 - 9:00 A.M. ET

Participant Dial-In:    (United States): 877-407-8829
(International): 201-493-6724

Webcast:	To listen to the live webcast, please go to www.upcinsurance.com (Investor Relations) and click on the conference call link, or go to: http://upcinsurance.equisolvewebcast.com/q2-2016

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services residential and commercial property and casualty insurance policies using a network of independent agents and a group of wholly owned insurance subsidiaries. Our insurance affiliates write and service property and casualty insurance in Connecticut, Florida, Georgia, Hawaii, Louisiana, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, South Carolina and Texas and are licensed to write in Alabama, Delaware, Maryland, Mississippi, New Hampshire, and Virginia. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

Forward-Looking Statements

Statements in this press release, conference call identified above, and otherwise, that are not historical facts are “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K and quarterly report on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

 ### #### ###

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
John Rohloff		Adam Prior
Director of Financial Reporting		Senior Vice-President
(727) 895-7737 / jrohloff@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Consolidated Statements of Comprehensive Income
In thousands, except share and per share amounts

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
REVENUE:
Gross premiums written	$210,756	$162,582	$346,712	$269,198
Increase in gross unearned premiums	(46,171)	(41,600)	(35,625)	(33,034)
Gross premiums earned	164,585	120,982	311,087	236,164
Ceded premiums earned	(50,406)	(40,530)	(95,538)	(77,664)
Net premiums earned	114,179	80,452	215,549	158,500
Investment income	2,727	2,239	5,123	4,312
Net realized gains (losses)	102	(133)	372	(11)
Other revenue	3,913	2,782	7,438	4,935
Total revenues	$120,921	$85,340	$228,482	$167,736
EXPENSES:
Losses and loss adjustment expenses	62,611	44,627	126,869	96,598
Policy acquisition costs	25,721	21,198	52,753	40,384
Operating expenses	5,814	4,809	9,768	8,350
General and administrative expenses	11,497	6,512	19,430	13,913
Interest expense	116	68	191	151
Total expenses	105,759	77,214	209,011	159,396
Income before other income	15,162	8,126	19,471	8,340
Other income	48	61	69	185
Income before income taxes	15,210	8,187	19,540	8,525
Provision for income taxes	5,369	2,912	6,748	3,052
Net income	$9,841	$5,275	$12,792	$5,473
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains (losses) on investments	7,420	(4,892)	13,800	(2,363)
Reclassification adjustment for net realized investment (gains) losses	(102)	133	(372)	11
Income tax benefit (expense) related to items of other comprehensive income	(2,713)	1,839	(5,074)	909
Total comprehensive income	$14,446	$2,355	$21,146	$4,030

Weighted average shares outstanding
Basic	21,423,739	21,255,496	21,385,220	21,145,624
Diluted	21,631,077	21,508,511	21,584,287	21,376,540

Earnings per share
Basic	$0.46	$0.25	$0.60	$0.26
Diluted	$0.45	$0.25	$0.59	$0.26

Dividends declared per share	$0.06	$0.05	$0.11	$0.10

Consolidated Balance Sheets
In thousands, except share amounts

	June 30, 2016	December 31, 2015
ASSETS
Investments available for sale, at fair value:
Fixed maturities	$465,725	$396,698
Equity securities - common and preferred	27,752	50,806
Other investments	5,679	5,210
Total investments	$499,156	$452,714
Cash and cash equivalents	136,209	84,786
Accrued investment income	3,639	2,915
Property and equipment, net	18,299	17,135
Premiums receivable, net	44,414	41,170
Reinsurance recoverable on paid and unpaid losses	22,852	2,961
Prepaid reinsurance premiums	180,747	79,399
Goodwill	15,544	3,413
Deferred policy acquisition costs	58,786	46,732
Other assets	17,114	8,796
Total Assets	$996,760	$740,021
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$117,013	$76,792
Unearned premiums	366,521	304,653
Reinsurance payable	170,426	64,542
Other liabilities	58,158	42,470
Notes payable	25,486	12,353
Total Liabilities	$737,604	$500,810
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 21,854,597 and 21,736,431 issued; 21,642,514 and 21,524,348 outstanding for 2016 and 2015, respectively	2	2
Additional paid-in capital	98,338	97,163
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income	9,974	1,620
Retained earnings	151,273	140,857
Total Stockholders' Equity	$259,156	$239,211
Total Liabilities and Stockholders' Equity	$996,760	$740,021